Exhibit 99.1

    2600 Citadel Plaza Drive

    P.O. Box 924133

    Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Horn, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY ANNOUNCES

SECOND QUARTER 2011 RESULTS

Houston, August 2, 2011 — Weingarten Realty (NYSE: WRI) announced today the results of its operations for the quarter ended June 30, 2011. The supplemental financial package with additional information can be found on the Company’s website under the Investor Relations tab.

Second Quarter Operating and Financial Highlights

•	Recurring Funds from Operations (“FFO”) for the quarter increased 4.8% on a per share basis from a year ago to $0.44 per diluted share. Reported FFO was $0.30 per diluted share for the quarter;

•	Retail Same Property Net Operating Income (“NOI”) increased for the fifth consecutive quarter by 0.2%;

•	Occupancy for retail spaces less than 10,000 square feet (referred to as “small shop space”) increased 1.2% to 86.3% from 85.1% which helped boost retail occupancy to 92.4% for the second quarter; and

•	Industrial occupancy also increased 1.0% to 88.0% from 87.0% improving the Company’s total occupancy to 91.2% up from 90.8% for the same period in 2010.

Financial Results

The Company reported a net loss attributable to common shareholders of $7.2 million or $0.06 per diluted share for the second quarter of 2011, as compared to net loss of $5.6 million or $0.05 per diluted share for the same period in 2010. This quarter’s net loss was due to a non-cash impairment charge of $0.18 per share which included the $0.15 per share from the remarketing of tax increment financing bonds related to our Sheridan, CO development project that was discussed on the first quarter conference call.

Recurring FFO for the quarter ended June 30, 2011 was $0.44 per diluted share or $52.5 million. For the same quarter last year, Recurring FFO was $0.42 per diluted share or $50.6 million. The increase in Recurring FFO from the prior year was primarily due to increases in NOI from acquisitions and new development completions. Reported FFO was $36.4 million or $0.30 per diluted share for the second quarter of 2011 compared to $34.5 million or $0.29 per diluted share for 2010.

In addition to the Sheridan impairment previously discussed, the Company recorded an additional $0.03 per share of non-cash impairment related to dispositions in Rockwall, TX, Kansas City, KS, and a tract of land under contract for sale in North Carolina. The total impairment charge for the second quarter was $0.18 per diluted share.

A reconciliation between net income attributable to common shareholders to Reported FFO and Recurring FFO is listed on page 5 of the supplemental package.

Operating Results

Same Property Net Operating Income (“SPNOI”) for retail properties was 0.2% for the quarter. This is the fifth consecutive quarter of positive SPNOI growth. Industrial SPNOI was down 5.0%, resulting in the Company’s total SPNOI decreasing 0.4% for the second quarter.

The Company produced strong leasing results during the second quarter in its retail and industrial portfolios with 481 new leases and renewals, totaling 1.6 million square feet. The 481 transactions were comprised of 212 new leases and 269 renewals, which represent annualized revenues of $9.1 million and $11.0 million, respectively.

“We’re very pleased our shop space occupancy improved from 85.1% to 86.3%, quarter over quarter. Record shop leasing production and significantly reduced shop fallout contributed to the gain,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Acquisitions

During the second quarter, the Company purchased Cherry Creek Retail Center located in Glendale, CO, a suburb of Denver. This 79,000 square foot project has a population density of 191,000 within a three mile radius of the center and is currently 100% leased.

Also during the quarter, the Company acquired its partner’s 50% interest in Palm Coast Landing, a property Weingarten developed in Palm Coast, FL. The 167,000 square foot center is anchored by Super Target, TJ Maxx, Ross Dress for Less, Michael’s and PetSmart and is currently 99.3% leased.

As a result of this acquisition, the Company recorded a $4.6 million gain which essentially represents the realization of the preferred return on equity in the development which the Company was required to recognize upon consolidation of this entity.

The acquisitions completed year-to-date represents a pro rata investment of $68.5 million.

“Weingarten has acquired some high quality, high barrier to entry retail properties in 2011, even with a very challenging market. We continue to focus on acquisitions that will enhance the overall quality of our portfolio requiring patience in our approach to ensure we create shareholder value in the process,” said Drew Alexander, President and Chief Executive Officer.

Dispositions

The Company closed on the sale of two retail properties and four outparcels which totaled $42.1 million dollars on a pro rata basis during the second quarter of 2011. The sales of the two retail properties commenced the disposition of the Secondary portfolio outlined at the Company’s Analyst Day in New York on April 14, 2011.

In addition, the sale of Shawnee Village in Kansas City, KS marks Weingarten’s exit from this non-core market.

Dividends

The Board of Trust Managers declared a common dividend of $0.275 per share during the second quarter of 2011. The dividend is payable in cash on September 15, 2011 to shareholders of record on September 2, 2011.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on September 15, 2011 to shareholders of record on September 2, 2011.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call at its revised time on August 3, 2011 at 1:00 p.m. Central Time. The live webcast can be accessed via the Company’s website at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (conference ID # 73117810). A replay and Podcast will be available through the Company’s web site starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At June 30, 2011, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 386 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 317 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The Company also owns 77 industrial projects located in California,

Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At June 30, 2011, the Company operated a portfolio of properties representing approximately 73.4 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements

Weingarten Realty Investors

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2011	2010	2011	2010
AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rentals, net	$135,521	$134,320	$266,894	$267,399
Other Income	5,704	3,471	8,426	6,484

Total Revenues	141,225	137,791	275,320	273,883

Depreciation and Amortization	39,609	37,685	78,040	73,542
Operating Expense	26,839	25,581	51,122	51,373
Real Estate Taxes, net	16,327	16,218	33,072	32,973
Impairment Loss	18,892	15,825	19,662	16,061
General and Administrative Expense	6,612	6,069	13,168	12,660

Total Expenses	108,279	101,378	195,064	186,609

Operating Income	32,946	36,413	80,256	87,274
Interest Expense, net	(37,324)	(37,280)	(74,170)	(74,719)
Interest and Other Income, net	1,423	972	3,478	3,835
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	3,579	2,630	6,976	5,866
Loss on Redemption of Convertible Senior Unsecured Notes		(135)		(135)
Gain on Acquisition	4,559		4,559
Gain on Land and Merchant Development Sales	1		963
(Provision) Benefit for Income Taxes	(119)	320	197	(156)

Income from Continuing Operations	5,065	2,920	22,259	21,965

Operating (Loss) Income from Discontinued Operations	(2,261)	138	(2,365)	367
Gain on Sale of Property from Discontinued Operations		618		618

(Loss) Income from Discontinued Operations	(2,261)	756	(2,365)	985
Gain (Loss) on Sale of Property	135	(6)	233	842

Net Income	2,939	3,670	20,127	23,792
Less: Net Income Attributable to Noncontrolling Interests	(1,236)	(367)	(2,328)	(1,381)

Net Income Adjusted for Noncontrolling Interests	1,703	3,303	17,799	22,411
Less: Preferred Share Dividends	(8,869)	(8,869)	(17,738)	(17,738)

Net (Loss) Income Attributable to Common Shareholders—Basic	($7,166)	($5,566)	$61	$4,673

Earnings Per Common Share—Basic	($0.06)	($0.05)	$0.00	$0.04

Net (Loss) Income Attributable to Common Shareholders—Diluted	($7,166)	($5,566)	$61	$4,673

Earnings Per Common Share—Diluted	($0.06)	($0.05)	$0.00	$0.04

Funds from Operations:
Net (Loss) Income Attributable to Common Shareholders	($7,166)	($5,566)	$61	$4,673
Depreciation and Amortization	37,999	35,734	74,927	70,188
Depreciation and Amortization of Unconsolidated Joint Ventures	5,629	4,922	11,593	9,945
Gain on Sale of Property	(89)	(618)	(187)	(1,461)
(Gain) Loss on Sale of Property of Unconsolidated Joint Ventures		(1)	10	1

Funds from Operations—Basic	$36,373	$34,471	$86,404	$83,346

Funds from Operations Per Common Share—Basic	$0.30	$0.29	$0.72	$0.70

Funds from Operations—Diluted	$36,373	$34,471	$86,404	$83,346

Funds from Operations Per Common Share—Diluted	$0.30	$0.29	$0.71	$0.69

Weighted Average Shares Outstanding—Basic	120,345	119,936	120,244	119,858

Weighted Average Shares Outstanding—Diluted	120,345	119,936	121,211	120,655

CONDENSED CONSOLIDATED BALANCE SHEETS	June 30, 2011 (Unaudited)	December 31, 2010 (Audited)
Property	$4,827,374	$4,777,794
Accumulated Depreciation	(1,025,170)	(971,249)
Investment in Real Estate Joint Ventures and Partnerships, net	345,404	347,526
Notes Receivable from Real Estate Joint Ventures and Partnerships	159,760	184,788
Unamortized Debt and Lease Costs, net	120,625	116,437
Accrued Rent and Accounts Receivable, net	78,145	95,859
Cash and Cash Equivalents	24,374	23,859
Restricted Deposits and Mortgage Escrows	32,003	10,208
Other, net	193,263	222,633

Total Assets	$4,755,778	$4,807,855

Debt, net	$2,615,976	$2,589,448
Accounts Payable and Accrued Expenses	108,929	126,767
Other, net	109,287	111,383

Total Liabilities	2,834,192	2,827,598

Commitments and Contingencies

Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	3,640	3,630
Accumulated Additional Paid-In Capital	1,980,285	1,969,905
Net Income Less Than Accumulated Dividends	(218,126)	(151,780)
Accumulated Other Comprehensive Loss	(20,826)	(21,774)

Shareholders’ Equity	1,744,981	1,799,989
Noncontrolling Interests	176,605	180,268

Total Liabilities, Shareholders’ Equity and Noncontrolling Interests	$4,755,778	$4,807,855